Exhibit 10.9

resTORbio, Inc.

501 Boylston Street, Suite 6102

Boston, Massachusetts 02116

October 5, 2017

John McCabe

Dear John:

We are pleased to offer you the position of Vice President, Finance at resTORbio, Inc. (“resTORbio” or the “Company”). This is an exciting time for resTORbio, and we believe that your skills and experience can greatly assist in moving the company forward. Your anticipated full time start date is October 23, 2017 (the “Start Date”). Should you decide to accept this offer, the terms of your employment will be as follows:

1. Position. You will be employed on an at-will basis, which means that you may resign and the Company may terminate your employment or change your job title and duties at any time for any reason or for no reason. You agree to devote your entire business time, attention, skills and best efforts to the performance of your duties hereunder following the Start Date and agree that you will not, following the Start Date, be employed by or otherwise engaged in any other business activity requiring any of your business time.

2. Compensation.

(a) Salary. Your salary will be $20,833.33 per month (“Base Salary”), payable periodically on the same schedule as other employees of the Company generally but not less frequently than on a monthly basis.

(b) Equity. As soon as practicable following the execution of this Agreement, and subject to the approval of the Company’s Board of Directors you shall be granted an incentive stock option (the “Option”) under resTORbio’s Stock Incentive Plan (the “Plan”) to purchase 82,535 of shares of Common Stock. The Option shall vest over four years from the Start Date with 1/4 of the shares underlying such option vesting on the first year anniversary of such Start Date and the remaining 3/4 of such shares vesting in 6 equal semi-annual installments following such first year anniversary, provided that you are engaged by the Company on each such vesting date. The Option shall have an exercise price equal to the fair market value of the Common Stock on the date of grant and shall be subject to the provisions set forth in the Plan and the Form of Incentive Stock Option Agreement previously approved by the Board.

(c) Performance Bonus. Beginning with the 2017 calendar year and for each calendar year thereafter during which you are employed by ResTORbio, you will be eligible to receive, in the sole discretion of the Company, a performance bonus of up to thirty percent (30%) of the Base Salary paid to you during such calendar year (the “Performance Bonus”). This bonus will be prorated for the appropriate portion of 2017 for which you are employed by the Company. Any Performance Bonus with respect to a calendar year shall be paid between January 1 and March 15 of the immediately following calendar year and in no event shall you be eligible for a Performance Bonus with respect to a calendar year if you separate from service with the Company prior to the end of such calendar year, except as set forth in Section 6(c) below. Annual performance goals will be mutually agreed in advance between you and your immediate supervisor and performance by you against these goals will be the basis of determining the amount of the Performance Bonus to be awarded.

3. Expense Reimbursement. In accordance with the Company’s policies and procedures, you will be entitled to reimbursement of all reasonable and properly documented expenses incurred by you in the performance of your duties that are approved by the Company.

4. Fringe Benefits. During your employment with the Company, you will be entitled to the benefits of such group medical, dental, disability and retirement benefits, if any, as the Company shall make generally available from time to time to its employees (the “Benefits”), provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. The Benefits made available by the Company, and the rules, terms and conditions for participation in such benefit plans, may be changed by the Company at any time without advance notice.

5. Vacation. In addition to ten (10) holidays per year on which the Company’s offices are closed, you will be entitled to eighteen (18) days paid vacation or sick leave each calendar year during your employment, accruing ratably each month. A maximum of five (5) days of unused vacation may be carried forward from year to year; provided that in no event may any vacation days be carried forward for more than one year.

6. Payments Upon Termination of Employment.

(a) Termination for Any Reason. In the event your employment with the Company terminates for any reason, the Company shall pay to you (i) any Base Salary, accrued vacation pay and expense reimbursement, accrued but unpaid as of the date of termination, and (ii) the awarded but unpaid portion, if any, of the Performance Bonus for any prior year.

(b) Termination by the Company without Cause or by you for Good Reason (No Change in Control). Upon termination of your employment with the Company by the Company without Cause (as defined below) or upon your resignation from employment for Good Reason (as defined below) following the first anniversary of the Start Date where there has not been a Change in Control (as defined below), contingent upon your execution and delivery of a general release reasonably satisfactory to the Company within forty-five (45) days after your termination date releasing the Company, its officers, agents, stockholders and affiliates from any liability for any matter other than for payments under this Section 6 and contractual obligations under other written agreements (the “Release”), you shall be entitled to (i) payment of an amount equal to three (3) months of your Base Salary then in effect, to be paid over a like number of months consistent with the Company’s normal payroll schedule, commencing within sixty (60) days after your termination date, and (ii) continued coverage under the Company’s health and dental plans on the same terms as prior to such termination until the earlier of (x) the expiration of the three (3) month period for which you are entitled to receive severance, and (y) the date you commence new employment which offers health coverage that would disqualify you from continued COBRA coverage pursuant to law; provided, however, that in the event of your material breach of any of the Related Agreements, you shall not be entitled to any of the foregoing benefits and all such obligations shall terminate and be of no further force or effect.

(c) Termination by the Company without Cause or by you for Good Reason (Change in Control). Upon termination of your employment with the Company by the Company without Cause or upon your resignation from employment for Good Reason within twelve (12) months after a Change in Control, contingent upon your execution and delivery of a Release within forty-five (45) days after your termination date, you shall be entitled to (i) payment of an amount equal to six (6) months of your Base Salary then in effect, to be paid over a like number of months consistent with the Company’s normal payroll schedule, commencing within sixty (60) days after your termination date, (ii) up to 50% of your annual Performance Bonus for the year in which such termination occurs, pro-rated to reflect the month in which the termination occurs, such amount to be payable in a lump-sum within sixty (60) days of such termination, and (iii) continued coverage under the Company’s health and dental plans on the same terms as prior to such termination until the earlier of (x) the expiration of the six (6) month period for which you are entitled to receive severance, and (y) the date you commence new employment which offers health coverage that would disqualify you from continued COBRA coverage pursuant to law; provided, however, that in the event of your material breach of any of the Related Agreements, then the Company’s obligation to pay such severance amounts and the Performance Bonus and to provide such coverage shall terminate and be of no further force or effect.

(d) Accelerated Vesting of Equity Following a Change in Control. Upon termination of your employment with the Company by the Company without Cause or upon your resignation from employment for Good Reason following a Change in Control, contingent upon your execution and delivery of the Release within forty-five (45) days after your termination date, any outstanding equity or equity-based awards granted to you by the Company shall become fully vested and exercisable as of your termination date.

For the purposes hereof, “Change in Control” shall mean the first to occur of any of the following, provided that for any distribution that is subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), a Change in Control under this Agreement shall be deemed to occur only if such event also satisfies the requirements under Treas. Regs. Section 1.409A-(i)(5):

(a) any Person (as defined below) becomes the “beneficial owner” (as defined in Rule 13d-3 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; provided, however, that the acquisition of additional securities by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Change in Control;

(b) the consummation of the sale, transfer or disposition by the Company of all or substantially all of the Company’s assets; or

(c) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

For purposes hereof, “Cause” shall mean the good faith determination of the Company that any one or more of the following events has occurred: (i) conviction of any felony, (ii) deliberate neglect of, willful misconduct in connection with the performance of, or refusal to perform reasonable and lawful duties reasonably assigned to you pursuant to the terms hereof, (iii) material breach of any of the provisions of this Agreement or the Related Agreements (as defined below) or (iv) any fraudulent conduct materially detrimental to the reputation of the Company.

For the purposes hereof, “Good Reason” shall mean, in the context of a resignation by you, a resignation that occurs within thirty (30) days following you first having knowledge of any material adverse change in your compensation, title or authority, or any material breach of this Agreement by the Company, provided that in the case of a material breach, Good Reason shall only exist where you have provided the Company with written notice of the breach and, if the breach is reasonably capable of being cured within a period of ten (10) business days, the Company has failed to so cure such breach within ten (10) business days.

For the purposes hereof, “Person” shall mean (a) a natural person, sole proprietorship, partnership, corporation, association, limited liability company, trust, unincorporated organization, government entity or any other legal entity; and (b) any group deemed to be a “person” within the meaning of Section 13(d) or 14(d) of the Exchange Act. Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Except as set forth in this Section 6, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

7. Related Agreements. As a condition to your employment with the Company, you are required to execute on the date hereof a Noncompetition and Nonsolicitation Agreement and an Invention and Non-Disclosure Agreement (the “Related Agreements”).

8. No Conflict. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing (or that purports to prevent) you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

9. Company Policies and Procedures. As an employee of the Company, you will be required to comply with all Company policies and procedures. Violations of the Company’s policies may lead to immediate termination of your employment. Further, the Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

10. Miscellaneous. This Agreement shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which, both you and the Company remain free to terminate the employment relationship, with or without Cause, at any time, with or without notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Chief Executive Officer, which expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company. This Agreement shall be construed and enforced in accordance with and governed by the laws of the Commonwealth of Massachusetts (without giving effect to any conflicts or choice of laws provisions thereof that would cause the application of the domestic substantive laws of any other jurisdiction). You and the Company each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement. The terms and conditions of your proposed employment with the Company in this Agreement supersede any and all prior written and verbal discussions concerning conditions of employment.

If you agree with the provisions of this letter, please sign in the space provided below and return it to Spencer Ball, by October 6, 2017. If you do not accept this offer by October 6, 2017, this offer will be revoked.

Very truly yours, resTORbio, Inc.		ACKNOWLEDGED AND AGREED:

By:	/s/ Chen Schor	/s/ John McCabe
Chen Schor		John McCabe
Chief Executive Officer